Exhibit 4.1

FIRST AMENDMENT TO

SECURITYHOLDER RIGHTS AGREEMENT

The undersigned, AFFINION GROUP HOLDINGS, INC. (the “Company”), a Delaware corporation, desires to enter into this First Amendment to Securityholder Rights Agreement, dated this 30th day of March, 2012, and effective as of January 17, 2011, to amend that certain Securityholder Rights Agreement, dated as of January 14, 2011, among the Company, Affinion Group Holdings, LLC, General Atlantic Partners 79, L.P., Gap-W LLC, GAPSTAR, LLC, GAPCO GMBH & Co. KG, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC and the holders party thereto (the “Securityholder Rights Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Securityholder Rights Agreement.

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 14, 2011, by and among the Company, Affinion Group, Inc., Parker Holdings, LLC, Parker Merger Sub, Inc. and Webloyalty Holdings, Inc. (“Webloyalty”), Webloyalty was merged with and into Parker Merger Sub, Inc. (the “Merger”), Webloyalty became an indirect wholly-owned subsidiary of the Company, and certain former equity owners of Webloyalty were issued Common Stock in exchange for their shares in Webloyalty;

WHEREAS, in connection with the Merger, GAP-W, LLC, a former equity owner of Webloyalty, directed that the 3,320,130 shares of Common Stock to which it was entitled (the “GAP-W Shares”) be issued to GAP-W Holdings, L.P.;

WHEREAS, the GAP-W Shares were issued to GAP-W Holdings, L.P. on January 17, 2011, but GAP-W Holdings, L.P. was not made a party to the Securityholder Rights Agreement at such time;

WHEREAS, GAP-W Holdings, L.P. has executed an adoption agreement to the Securityholder Rights Agreement (the “Adoption”) on the date hereof and effective as of January 17, 2011; and

WHEREAS, pursuant to Section 7(g) of the Securityholder Rights Agreement, the Company is permitted to amend the Securityholder Rights Agreement without the consent of any other party thereto to cure any ambiguity or to cure, correct or supplement any defective provisions contained therein, or to make any other provisions with respect to matters or questions thereunder as the Company may deem necessary or advisable so long as such action does not affect adversely the interest of any party thereto.

NOW, THEREFORE, the undersigned hereby agrees as follows:

Section 1. Amendment.

Notwithstanding anything in the preamble to the Securityholder Rights Agreement to the contrary, the Securityholder Rights Agreement is hereby amended by the replacement of the definition of “GAP-W” in Section 1 with the following:

“GAP-W” shall mean GAP-W Holdings, L.P.

Section 2. Continuing Force and Effect

Except to the extent expressly amended hereby or by the Adoption, the terms and conditions of the Securityholder Rights Agreement shall continue in full force and effect in accordance with their terms.

Section 3. Entire Agreement

This amendment, together with the Adoption and the Securityholder Rights Agreement constitute the entire agreement among the parties to the Securityholder Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this amendment as of the day and year first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd Siegel
Name:	Todd Siegel
Title:	Executive Vice President
and Chief Financial Officer